DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz
Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78.390)
Important: Read attached instructions before completing form. ABOVE SPACE IS FOR OFFICE USE ONLY
Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)
1. Name of corporation:
2. The articles have been amended as follows (provide article numbers, if available):
3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is:
4. Effective date of filing (optional):
(must not be later than 90 days after the certificate is filed)
5. Officer Signature (required):
*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.
IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.
This form must be accompanied by appropriate fees. See attached fee schedule. Nevada Secretary of State AM 78.385 Amen 2003 Revised on: 11/03/03
Coffee Pacifica, Inc.
Fourth Article is changed to read as follows:
"Article Four: This Corporation is authorized to issue two classes of shares of stock, the total number of which is 175,000,000 shares, each with par value of $0.001. Such stock may be issued by this Corporation from time to time by the Board of Directors thereof. 75,000,000 shares of stock shall be designated 'Common Stock' and the holders thereof shall be entitled to one (1) vote for each share held by them. 100,000,000 shares of stock shall be designated 'Preferred Stock', and the holders thereof shall be entitled to one (1) vote for each share held by them or votes in amounts greater than one to be set from time to time by the Board of Directors.'"
7,492,600 (78%)
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